Exhibit 10.23

AMENDMENT OF LEASE

AMENDMENT OF LEASE (this “Amendment”) dated and effective as of April 1, 2011 by and between ARC NYE61ST0001, LLC, having an address c/o American Realty Capital, 405 Park Avenue, New York, New York 10022 (“Landlord”), and ROSSELLI 61ST STREET LLC, having an address of 306 East 61st Street, 10065 (“Tenant”).

WHEREAS, Landlord’s predecessor in interest, Urban Development Partners (61), LLC, and Tenant entered into a lease dated as of January 17, 2008 (the “Original Lease”) for ground floor premises, as more particularly described in such lease, in the building located at and known as 306 East 61st Street, New York, New York 10065 (the “Building”), which Original Lease was modified by Amendment to Lease dated as of February 29, 2008 (such lease, as modified, hereinafter referred to as the “Lease”); and

WHEREAS, the parties wish to modify the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  All capitalized terms used but not defined in this Amendment shall be deemed to have the meanings ascribed thereto in the Lease.

2.           Modification of Lease.

(a)           Paragraph 41(a) of the Lease is hereby modified to provide that base rent as set forth therein shall be payable by Tenant as follows, beginning on April 1, 2011:

(i)            For the period beginning on April 1, 2011 through and including March 31, 2012 at an annual rental rate of $384,000.00, payable in equal monthly installments of $32,000.00;

(ii)           For the period beginning on April 1, 2012 through and including March 31, 2013 at an annual rate of $397,440.00, payable in equal monthly installments of $33,120.00;

(iii)          For the period beginning on April 1, 2013 through and including March 31, 2014 at an annual rate of $411,350.40, payable in equal monthly installments of $34,279.20;

(iv)          For the period beginning on April 1, 2014 through and including March 31, 2015 at an annual rate of $425,747.64, payable in equal monthly installments of $35,478.97;

(v)           For the period beginning on April 1, 2015 through and including March 31, 2016 at an annual rate of $440,648.88, payable in equal monthly installments of $36,720.74;

(vi)          For the period beginning on April 1, 2016 through and including March 31, 2017 at an annual rate of $456,071.52, payable in equal monthly installments of $38,005.96; and

(vii)         For the period beginning on April 1, 2017 through and including December 31, 2017 at an annual rate of $472,034.04, payable in equal monthly installments of $39,336.17.

(b)          Article 28 of the Lease is hereby deleted in its entirety and replaced with the following:

Bills and Notices:  28.  Any bill, notice or other communication that either party may desire or be required to give to the other under this Lease shall be deemed sufficiently given or rendered if in writing and delivered by certified mail, return receipt requested, or by personal delivery, or by reputable overnight courier, as follows:  In the case of notice to Tenant, one copy shall be delivered to Tenant at the address set forth at the beginning of this Lease; in the case of the Owner, one copy shall be delivered to Owner at the address set forth at the beginning of this Lease, Attention:  Jesse Galloway, Esq., General Counsel, with a copy to Donovan LLP, 152 Madison Avenue, New York, New York 10016, Attention:  Nicholas T. Donovan, Esq.  Notices shall be deemed delivered 3 business days after deposited with the U.S. postal service by certified mail, return receipt requested, or one business day after deposit with a reputable overnight courier, or upon personal delivery, provided, however, that if a party shall refuse delivery of a notice given by personal delivery, then such notice shall be deemed delivered on the date of the intended recipient’s refusal.  Either party shall have the right to substitute addresses for notices upon prior written notice to the other given in the manner hereinabove set forth.  A bill, notice or other communication given by a party’s attorneys shall be deemed given by such party.

3.           Guaranty.  Simultaneously with the execution of the Original Lease, John Rosselli, as Managing Member of Tenant (“Guarantor”), executed a Limited Guaranty (the “Guaranty”) in which Guarantor guaranteed to Landlord certain of Tenant’s obligations under the Lease, as more particularly set forth in the Guaranty.  Simultaneously with Tenant’s execution of this Amendment, Guarantor shall execute and deliver a certain Amendment and Reaffirmation of Limited Guaranty in the form annexed hereto as Exhibit A.

4.           Broker.  Landlord and Tenant each represents to the other that no broker was instrumental in consummating this Amendment and that it had no conversations or prior negotiations with any broker concerning this Amendment.  Each party hereby indemnifies and agrees to hold the other party harmless from and against any loss, cost, damage, expense, claim or liability (including, without limitation, attorneys’ fees, disbursements and court costs) suffered or paid directly or indirectly by the indemnified party in any action or proceeding between the indemnified party and the indemnifying party or the indemnified party and any third party or otherwise arising out of any inaccuracy or alleged inaccuracy of the above representation.  The provisions of this Paragraph 4 shall survive the expiration or sooner termination of the Lease.

5.           Counterparts.  This Amendment may be executed in counterparts and each counterpart taken together shall be deemed one and the same agreement.

6.           Miscellaneous.

(a)           This Amendment shall be governed by, construed in accordance with, and enforced under the laws of the State of New York, without regard to the principles of conflicts of law of such state.

(b)           Except as expressly amended herein, the parties hereto affirm that the Lease is in full force and effect, and, as modified hereby, the Lease is hereby ratified and confirmed in all respects.

(c)           This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)           Landlord and Tenant each represents to the other that as of the date hereof, to the best of the representing party’s knowledge, without independent inquiry, (i) the Lease is without default by either Landlord or Tenant thereunder and (ii) the Lease has not been amended, modified, supplemented or assigned except as expressly set forth in this Amendment.  Nothing contained herein shall release, relieve, forgive or discharge either Tenant or Landlord from its respective obligations to perform all of its obligations under the Lease, as amended hereby, for all periods prior to and from and after the date of this Amendment, including, without limitation, any charges payable, but not yet billed, by Tenant under the Lease.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Landlord:

ARC NYE61ST0001, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

Tenant:

ROSSELLI 61ST STREET LLC

By:	/s/ John Rosselli
John Rosselli, Managing Member